Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACT
The Spectranetics Corporation	Westwicke Partners
Guy Childs, Chief Financial Officer	Lynn Pieper
(719) 633-8333	(415) 202-5678
lynn.pieper@westwicke.com
FOR IMMEDIATE RELEASE

Spectranetics Appoints Todd C. Schermerhorn as Director

COLORADO SPRINGS, Colo. (March 12, 2015) - The Spectranetics Corporation (NASDAQ: SPNC) today announced that its Board of Directors has appointed Todd C. Schermerhorn to the Board, effective March 12, 2015. The Board consists of eight members following the appointment of Mr. Schermerhorn. Mr. Schermerhorn will serve on the Audit Committee of the Board.

Mr. Schermerhorn served as Senior Vice President and Chief Financial Officer of C.R. Bard, Inc. from 2003 until his retirement in August 2012. Mr. Schermerhorn joined Bard in 1985 as a cost analyst and has held various financial positions including Controller of the Vascular Systems Division and Vice President and Controller of the USCI division. In 1996, Mr. Schermerhorn was promoted to Vice President and Group Controller for Bard's Global Cardiology Unit. He was promoted to Vice President and Treasurer in 1998. Mr. Schermerhorn serves on the board of directors of Thoratec Corporation.

"Todd has demonstrated expertise as a highly successful Chief Financial Officer at a large market cap, publicly-held, leading medical device manufacturer. With his depth of medical device industry experience and financial expertise, we believe Todd will be an outstanding addition to our Board of Directors and Audit Committee," said R. John Fletcher, Chairman of The Spectranetics Corporation's Board of Directors.

About Spectranetics
Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company’s products are sold in over 65 countries and are used to treat arterial blockages in the heart and legs and in the removal of pacemaker and defibrillator leads.

Spectranetics recently acquired AngioScore Inc., a leading developer, manufacturer and marketer of cardiovascular, specialty scoring balloons and the Stellarex drug-coated balloon platform from Covidien.

The Company’s Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee as well as the AngioSculpt® scoring balloon used in both peripheral and coronary procedures and the Stellarex drug-coated balloon platform. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com